Exhibit 5.1

David G. Peinsipp
+1 415 693 2177
dpeinsipp@cooley.com

March 7, 2017

Rigel Pharmaceuticals, Inc.

1180 Veterans Blvd.

South San Francisco, CA  94080

Ladies and Gentlemen:

We have acted as counsel to Rigel Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 264,000 shares of the Company’s Common Stock, $0.001 par value (the “Inducement Shares”), pursuant to the Company’s Inducement Plan, as amended (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Plan, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Inducement Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp

COOLEY LLP   101 CALIFORNIA STREET   5TH FLOOR   SAN FRANCISCO, CA   94111-5800
T: (415) 693-2000  F: (415) 693-2222  COOLEY.COM